Exhibit 99

NEWS RELEASE	11511 Luna Road, Dallas, Texas 75234 Tel 214.956.4511 • Fax 214.956.4446 Contact: David Tehle Executive Vice President and Chief Financial Officer

FOR IMMEDIATE RELEASE

HAGGAR EXCEEDS EARNINGS PER SHARE
EXPECTATIONS BY 38%

DALLAS, TX (January 27, 2004) — Haggar Corp. (NASDAQ-HGGR) announced results for the first quarter ended December 31, 2003.

For the first quarter of fiscal 2004, Haggar reported net sales of $107,735,000 and net income of $1,185,000, or $0.18 per share.  This compares to the first quarter of fiscal 2003, in which the Company reported $113,907,000 in net sales and a net loss of $2,005,000, or $0.31 per share.

J. M. Haggar, III, the Company’s Chairman and Chief Executive Officer, stated, “We are pleased with our performance for the quarter, particularly our strong margin performance, which enabled us to report EPS 38% higher than our forecasted EPS expectations.”

Frank Bracken, President and Chief Operating Officer, added, “We believe we are positioned well at our retail customers and are even more excited about a new product launch, which is scheduled for delivery in the latter part of this year.  We will introduce in the market a proprietary new treatment for cotton pants, sport shirts, and dress pants that eliminates fading, shrinking, wrinkles and staining.  This innovation is the latest in a series of firsts by the Company, including wrinkle-free cotton pants and, most recently pants with a comfort fit waist.”

David Tehle, Executive Vice President and Chief Financial Officer, noted, “the Company reduced its debt by $13.6 million to $5.7 million as of the end of the first quarter of fiscal 2004, as compared to $19.3 million in debt as of the end of the first quarter of fiscal 2003.”

The Haggar Board of Directors continued the $0.05 per share quarterly dividend.  The dividend will be payable on February 23, 2004, to shareholders of record as of February 9, 2004.

The Company will file a Form 8-K with the Securities and Exchange Commission today with its updated financial projections for fiscal 2004.  The Company has not made any changes to its net income projections for the remaining quarters for fiscal 2004.

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Haggar Clothing Co., a wholly-owned subsidiary of Haggar Corp., is a leading marketer of men’s casual and dress apparel and women’s sportswear, with global headquarters in Dallas, TX.  Haggar markets in the United States, the United Kingdom, Canada, Mexico, and Indonesia.  Haggar also holds exclusive licenses in the United States to use the Claiborne® trademark, Kenneth Cole New York®, and Kenneth Cole Reaction® trademarks to manufacture, market, and sell men’s shorts and pants in men’s classification pant departments.  For more information visit the Haggar website at www.haggarcorp.com.

The statements contained in this release that are not historical facts are forward-looking statements.  These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions that could cause actual results to differ materially from those anticipated or implied by the forward-looking statements; the results could be affected by, among other things, general business conditions, the impact of competition, the seasonality of the Company’s business, labor relations, governmental regulations, unexpected judicial decisions, and inflation.  In addition, the financial results for the quarter just ended do not necessarily indicate the results that may be expected for any future quarters or for any fiscal year.  Investors also should consider other risks and uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission.  Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.  The Company undertakes no obligation to update any such statements or publicly announce any updates or revisions to any of the forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or any changes in events, conditions, circumstances or assumptions underlying such statements.

HAGGAR CORP.

Condensed Consolidated
Statements of Operations

	Three Months Ended December 31,
	2003	2002
	(unaudited, in thousands, except per share amounts)
Net sales	$107,735	$113,907
Cost of sales	76,412	85,303
Gross profit	31,323	28,604
Selling, general and administrative expenses	(29,574)	(31,510)
Royalty income	254	373
Other income (expense)	371	(52)
Interest expense	(457)	(735)
Income (loss) before provision (benefit) for income taxes	1,917	(3,320)
Provision (benefit) for income taxes	732	(1,315)
Net income (loss)	$1,185	$(2,005)
Net income (loss) per common share – Basic/Diluted	$0.18	$(0.31)
Weighted average shares outstanding
– Basic	6,561	6,429
– Diluted	6,726	6,429

Condensed Consolidated
Balance Sheet

	December 31, 2003	September 30, 2003
	(unaudited)
	(In thousands)
Assets
Cash and cash equivalents	$24,866	$7,674
Accounts receivable, net	36,253	56,528
Inventories	99,061	96,959
Deferred tax asset	10,505	10,505
Other current assets	6,115	3,557
Total current assets	176,800	175,223
Property, plant and equipment, net	45,932	45,932
Goodwill, net	9,472	9,472
Other assets	6,287	7,580
Total assets	$238,491	$238,207
Liabilities and Stockholders’ Equity
Accounts payable	$29,318	$26,245
Accrued liabilities	32,709	31,898
Other current liabilities	3,460	7,228
Current portion of long-term debt	3,671	3,671
Total current liabilities	69,158	69,042
Other non-current liabilities	10,694	10,077
Long term debt	2,000	5,671
Stockholders’ equity	156,639	153,417
Total liabilities and stockholders’ equity	$238,491	$238,207